Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE
August 29, 2007
FOR ADDITIONAL INFORMATION

Media	Investors
Tom Cuddy	Randy Hulen

Director, Communications	Director, Investor Relations

(219) 647-5581	(219) 647-5688

tcuddy@nisource.com	rhulen@nisource.com
NiSource Elects Deborah S. Coleman to Board of Directors
MERRILLVILLE, Ind. – The Board of Directors of NiSource Inc. (NYSE: NI) today announced it has elected Deborah S. Coleman, executive vice president and chief operating officer of the National Urban League, to the NiSource Board of Directors.
“We are very pleased to be welcoming Ms. Coleman to the NiSource board,” Ian M. Rolland, chairman of the NiSource board of directors, said. “Her extensive background in process improvement and operational effectiveness will be an excellent complement to NiSource’s corporate focus on achieving operational excellence and delivering high levels of customer service.”
Before joining the National Urban League, Ms. Coleman spent more than 20 years with Ford Motor Company in various corporate positions, including corporate vice president of global quality and executive director of quality for Ford Americas. She fills a vacancy on the NiSource board and will serve on the following committees: Environmental Health & Safety; Corporate Governance; and Nomination & Compensation.
“We are honored to have Deborah join the NiSource board of directors,” said NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. “Her unique perspective and global experience will serve NiSource well as we continue to move forward with our balanced, four-part business plan.”
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
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